Exhibit 99.2

ORIGINAL

STATE OF INDIANA

INDIANA UTILITY REGULATORY COMMISSION

PETITION OF SOUTHERN INDIANA GAS AND	)	Commissioner	Yes	No	Not Participating
ELECTRIC COMPANY D/B/A CENTERPOINT	)	Huston	√
ENERGY INDIANA SOUTH PURSUANT TO	)	Freeman	√
INDIANA CODE CH. 8-1-40.5 FOR (1))		Veleta	√
AUTHORITY TO (A) ISSUE SECURITIZATION	)	Ziegner	√
BONDS; (B) COLLECT SECURITIZATION	)
CHARGES; AND (C) ENCUMBER	)
SECURITIZATION PROPERTY WITH A LIEN	)
AND SECURITY INTEREST; (2) A	)
DETERMINATION OF TOTAL QUALIFIED	)
COSTS AND AUTHORIZATION OF RELATED	)
ACCOUNTING TREATMENT; (3))		CAUSE NO. 45722
AUTHORIZATION OF ACCOUNTING	)
TREATMENT RELATED TO ISSUANCE OF	)
SECURITIZATION BONDS AND	)
IMPLEMENTATION OF SECURITIZATION	)
CHARGES; (4) APPROVAL OF PROPOSED	)
TERMS AND STRUCTURE FOR THE	)	APPROVED: MAY 03 2023
SECURITIZATION FINANCING; (5))
APPROVAL OF PROPOSED TARIFFS TO (A))
IMPLEMENT THE SECURITIZATION	)
CHARGES AUTHORIZED BY THE	)
FINANCING ORDER IN THIS PROCEEDING,	)
(B) REFLECT A CREDIT FOR	)
ACCUMULATED DEFERRED INCOME	)
TAXES, AND (C) REFLECT A REDUCTION IN	)
PETITIONER’S BASE RATES AND CHARGES	)
TO REMOVE ANY QUALIFIED COSTS FROM	)
BASE RATES; AND (6) ESTABLISHMENT OF	)
A TRUE-UP MECHANISM PURSUANT TO	)
INDIANA CODE § 8-1-40.5-12(c).	)

ORDER OF THE COMMISSION

Presiding Officers:

James F. Huston, Chairman

Sarah E. Freeman, Commissioner

David E. Veleta, Commissioner

Jennifer L. Schuster, Senior Administrative Law Judge

The Indiana Utility Regulatory Commission (“Commission”) issued its Final Order in this Cause on January 4, 2023 (“Securitization Order”). On April 10, 2023, Southern Indiana Gas & Electric Company d/b/a CenterPoint Energy Indiana South (“Petitioner” or “CEI South”) filed a Petition for Extension of Period to Issue Securitization Bonds (“Petition for Extension”) pursuant to Ind. Code § 8-1-40.5-10(k). In the Securitization Order, we acknowledged that, if Petitioner does not cause Securitization Bonds to be issued not later than 90 days after the appeal period has run for the Securitization Order, the Commission may extend the 90-day period upon Petitioner’s request. Securitization Order at 63. The 90-day period after the appeal period for the Securitization Order has run expires on May 4, 2023.

In the Petition for Extension, Petitioner requested the Commission extend the time period to issue its Securitization Bonds until August 4, 2023 and provided the Affidavit of Jacqueline M. Richert in support of such request. Ms. Richert’s Affidavit describes the current circumstances and conditions leading to CEI South’s request for a longer period of time to issue the Securitization Bonds, including the Registration Statement process managed by the United States Securities and Exchange Commission and CEI South’s efforts to market the Securitization Bonds.

On April 11, 2023, the Presiding Officers issued a docket entry requiring that any objection to the Petition for Extension be filed on or before April 18, 2023 and stating that, if no objection is filed by this date, the Commission will proceed to issue an order on this matter. No objection to the Petition for Extension was filed.

Therefore, based on our review of the Petition for Extension and Ms. Richert’s Affidavit, we find that good cause exists to grant CEI South’s Petition for Extension. The time period for CEI South to issue its Securitization Bonds is extended until August 4, 2023.

IT IS THEREFORE ORDERED BY THE INDIANA UTILITY REGULATORY COMMISSION that:

1. CEI South’s Petition for Extension is granted, and the time period for CEI South to issue its Securitization Bonds is extended until August 4, 2023.

2. This Order shall be effective on and after the date of its approval.

HUSTON, FREEMAN, VELETA, AND ZIEGNER CONCUR:

APPROVED: MAY 03 2023

I hereby certify that the above is a true and correct copy of the Order as approved.

Dana Kosco
Secretary of the Commission

2